As filed with the Securities and Exchange Commission on March 26, 2010

Registration No. 333-162918

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 5

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Primerica, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6311	27-1204330
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Primerica, Inc.

3120 Breckinridge Blvd.

Duluth, Georgia 30099

(770) 381-1000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Peter W. Schneider, Esq.

Executive Vice President, General Counsel and Corporate Secretary

Primerica, Inc.

3120 Breckinridge Blvd.

Duluth, Georgia 30099

(770) 381-1000

(770) 564-6216 (facsimile)

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

COPIES TO:

Gregory A. Fernicola, Esq. Jeffrey A. Brill, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000 (212) 735-2000 (facsimile)	Steven E. Fox, Esq. Alan C. Leet, Esq. Rogers & Hardin LLP 229 Peachtree St. N.E. Atlanta, Georgia 30303 (404) 522-4700 (404) 525-2224 (facsimile)	Jeffrey D. Karpf, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000 (212) 225-3999 (facsimile)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one)

Large accelerated filer  ☐                Accelerated filer  ☐                Non-accelerated filer  ☒                Smaller reporting company  ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

Primerica, Inc. is filing this Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-162918) solely for the purpose of filing certain Exhibits thereto as indicated on the exhibit list, and no changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus is being omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses, other than underwriting discounts and commissions, payable by the registrant and the selling stockholder in connection with the offering contemplated by this registration statement. All of the fees set forth below are estimates except for the SEC registration fee, the FINRA fee and the New York Stock Exchange listing fee.

	Amount
	Payable by the Selling Stockholder	Payable by the Registrant
SEC registration fee	$19,113	—
FINRA fee	10,500	—
New York Stock Exchange listing fee	—	250,000
Blue Sky fees and expenses	—	—
Printing expenses	—	950,000
Legal fees and expenses	5,200,000	970,000
Accounting fees and expenses	514,000	1,750,000
Transfer agent and registrar fees	—	3,600
Miscellaneous fees and expenses	1,110,000	705,000

Total	$6,853,613	4,628,600

*	To be completed by amendment

ITEM 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-laws, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s certificate of incorporation and bylaws provide for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law. In addition, the registrant intends to enter into indemnification agreements with its executive officers.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation and bylaws provides for such limitation of liability to the fullest extent permitted by the Delaware General Corporation Law.

The registrant will on its own, or in conjunction with its controlling stockholder, maintain industry standard policies of insurance under which coverage is provided to its directors and officers against legal liability for loss which is not indemnified arising from claims made by reason of breach of duty or other wrongful act while acting in their capacity as directors and officers of the registrant.

The proposed form of underwriting agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification of directors and certain officers of the registrant by the underwriters against certain liabilities.

ITEM 15.	Recent Sales of Unregistered Securities

We sold 100 shares of our common stock to Citi on October 26, 2009 for $1.00. The sale was exempt from registration under Section 4(2) of the Securities Act.

Prior to the completion of this offering, we will issue 74,999,900 shares of our common stock, warrants to purchase an aggregate of approximately 4,302,748 shares of our common stock or non-voting common stock and the $300 million Citi note to Citi in exchange for Citi’s transfer to us of the capital stock of its subsidiaries that hold the businesses comprising our operations. The sale will be exempt from registration under Section 4(2) of the Securities Act.

ITEM 16.	Exhibits and Financial Statements Schedules

(a) Exhibits

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the application agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. The registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

Exhibit Number	Description
1.1	Form of Underwriting Agreement

2.1	Securities Purchase Agreement, dated February 8, 2010, by and among Citigroup Insurance Holding Corporation, Primerica, Inc., Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P.†

3.1	Form of Restated Certificate of Incorporation of the Registrant

3.2	Form of Amended and Restated Bylaws of the Registrant

4.1	Form of Warrant Certificate†

4.2	Form of Note Agreement between the Registrant and Citigroup Insurance Holding Corporation

4.3	Specimen Common Stock Certificate†

4.4	Specimen Non-Voting Common Stock Certificate†

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1	Form of Intercompany Agreement by and between the Registrant and Citigroup Inc.†

10.2	Form of Transition Services Agreement by and between the Registrant and Citigroup Inc.†

10.3	Form of Tax Separation Agreement by and between the Registrant and Citigroup Inc.†

10.4	Form of Long-Term Services Agreement by and between CitiLife Financial Limited and Primerica Life†

10.5	Form of 80% Coinsurance Agreement by and between Primerica Life and Prime Reinsurance Company†

10.6	Form of 10% Coinsurance Agreement by and between Primerica Life and Prime Reinsurance Company†

10.7	Form of 80% Coinsurance Trust Agreement among Primerica Life, Prime Reinsurance Company and Citibank, N.A.†

10.8	Form of 10% Coinsurance Economic Trust Agreement among Primerica Life, Prime Reinsurance Company and Citibank, N.A.†

10.9	Form of 10% Coinsurance Excess Trust Agreement among Primerica Life, Prime Reinsurance Company and Citibank, N.A.†

10.10	Form of Capital Maintenance Agreement by and between Citigroup Inc. and Prime Reinsurance Company†

10.11	Form of 90% Coinsurance Agreement by and between National Benefit Life Insurance Company and American Health and Life Insurance Company†

10.12	Form of Trust Agreement among National Benefit Life Insurance Company, American Health and Life Insurance Company and The Bank of New York Mellon†

10.13	Form of Coinsurance Agreement by and between Primerica Life Canada and Financial Reassurance Company 2010 Ltd.†

10.14	Form of Primerica, Inc. 2010 Omnibus Incentive Plan†

10.15	Form of Restricted Stock Award Agreement under the Primerica, Inc. 2010 Omnibus Incentive Plan†

10.16	Selling Agreement by and among The Travelers Insurance Company, The Travelers Life and Annuity Company, Travelers Distribution, LLC and PFS Investments Inc., dated July 1, 2005, as amended**†

10.17	Agreement of Lease by and between Breckinridge Place Limited Partnership and Primerica Life Insurance Company, dated May 28, 1993, as amended†

10.18	Lease Agreement between Conata Properties Corporation and Primerica Life Insurance Company, dated March 1, 1993, as amended†

10.19	Agreement of Lease by and between GF Building One Associates and Primerica Life Insurance Company, dated July 1, 1993, as amended†

10.20	Standard Industrial Lease by and between Principal Life Insurance Company and Primerica Life Insurance Company, dated January 15, 2003, as amended†

10.21	Industrial Lease Agreement by and between Duke Realty Limited Partnership and Primerica Life Insurance Company, dated November 21, 2002, as amended†

10.22	Agreement of Sublease between Citibank, N.A. and National Benefit Life Insurance Company, dated June 12, 2009†

Exhibit Number	Description

10.23	Lease between 2725321 Canada Inc. and Primerica Life Insurance Company of Canada, dated March 3, 2008, as amended†

10.24	Agreement of Lease between Industrial-Alliance Life Insurance Company and Primerica Life Insurance Company of Canada, dated April 16, 1996, as amended†

10.25	Lease between The Great-West Life Assurance Company and 801611 Ontario Limited, and Primerica Life Insurance Company of Canada, dated June 21, 2000, as amended†

10.26	Mutual Fund Dealer Agreement between PFS Investments, Inc. and Legg Mason Investors Services, LLC, effective June 1, 2008, as amended**†

10.27	Selling Group Agreement between PFS Investments, Inc. and Van Kampen Funds, Inc. (formerly known as American Capital Marketing, Inc.), dated June 22, 1992†

10.28	Selling Group Agreement between PFS Investments, Inc. and The American Funds Group, dated January 1, 2002, as amended†

10.29	Marketing Services Agreement, dated June 13, 2006, by and between Citibank, N.A., Citibank, F.S.B., Citibank (West), FSB, Citibank Texas, N.A. and Primerica Financial Services Home Mortgages, Inc., as amended†

10.30	Master Vendor Printing Services Agreement, dated April 1, 2004, by and between Citicorp Credit Services, Inc. and Primerica Life Insurance Company†

10.31	Interaffiliate Services Agreement, dated January 21, 2005, by and between Primerica Life Insurance Company and Citibank, FSB†

10.32	Vendor Services Agreement, dated February 11, 1999, by and between Citibank, Consumer Finance and Primerica Life Insurance Company†

10.33	Intra-Citi Service Agreement, dated February 26, 2009, by and between Citi Retail Services Division of Citicorp Trust Bank, fsb and Primerica Life Insurance Company†

10.34	Master Purchase Agreement, dated July 1, 2005, by and between Citicorp North America, Inc. and Primerica Life Insurance Company†

10.35	Services Agreement, dated October 1, 1999, by and between Commercial Credit Insurance Services, Inc. and Primerica Life Insurance Company†

10.36	Anti Money Laundering Processing Service Agreement, dated October 13, 2006, by and between Citigroup Fund Services Canada, Inc. and Primerica Life Insurance Company of Canada, as amended†

10.37	Form of Coinsurance Trust Agreement among Primerica Life Canada, Financial Reassurance Company 2010 Ltd., RBC Dexia Investor Services Trust and the Superintendent of Financial Institutions Canada†

10.38	Marketing Services Agreement, dated November 30, 2007, by and between Citicorp Trust Bank, fsb and Primerica Financial Services Home Mortgages, Inc., as amended†

10.39	Form of Common Stock Exchange Agreement among the Registrant, Warburg Pincus LLC and Warburg Pincus & Co.†

10.40	Form of Registration Rights Agreement by and among Citigroup Insurance Holding Corporation, Warburg Pincus Private Equity X, L.P., Warburg Pincus X Partners, L.P. and the Registrant†

10.41	Form of Monitoring and Reporting Agreement by and among Primerica Life and Prime Reinsurance Company†

10.42	Form of Monitoring and Reporting Agreement by and among National Benefit Life Insurance Company and American Health and Life Insurance Company†

10.43	Form of Monitoring and Reporting Agreement by and among Primerica Life Insurance Company of Canada and Financial Reassurance Company 2010 Ltd.†

10.44	Loan Brokerage Agreement, dated March 10, 2010, by and among Citicorp Trust Bank, fsb, CitiMortgage, Inc. and Primerica Mortgages†

10.45	Form of Primerica, Inc. Stock Purchase Plan for Agents and Employees†

10.46	Form of Director Restricted Stock Award Agreement†

10.47	Form of Restricted Stock Award Agreement for Messrs. Addison and R. Williams†

10.48	Form of Indemnification Agreement for Directors and Officers

21.1	Subsidiaries of the Registrant†

Exhibit Number	Description

23.1	Consent of KPMG LLP†

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in its opinion filed as Exhibit 5.1 hereto)

24.1	Powers of Attorney (previously included on signature page to registration statement)†

99.1	Consent of Michael E. Martin†

99.2	Consent of Mark Mason†

99.3	Consent of Daniel Zilberman†

99.4	Consent of Robert F. McCullough†

†	Previously filed
*	To be filed by amendment
**	Confidential treatment has been requested for certain portions omitted from this exhibit pursuant to Rule 406 under the Securities Act of 1933. Confidential portions of this exhibit have been filed separately with the Securities and Exchange Commission.

(b) Financial Statement Schedules

Number	Description
Schedule I	Summary of Investments other than Investments in Related Parties
Schedule III	Insurance Disclosures
Schedule IV	Reinsurance

ITEM 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the registrant’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

The registrant hereby undertakes that:

(i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on the 26th day of March, 2010.

Primerica, Inc.

By:	/S/ PETER W. SCHNEIDER
Name: Peter W. Schneider
Title: Executive Vice President, General Counsel, Corporate Secretary and Chief Administrative Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated on the 26th day of March, 2010.

Signature	Title

* D. Richard Williams	Co-Chief Executive Officer and Chairman of the Board (Co-Principal Executive Officer)

* John A. Addison, Jr.	Co-Chief Executive Officer and Director (Co-Principal Executive Officer)

* Alison S. Rand	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

*By	/S/ PETER W. SCHNEIDER Attorney-in-fact